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                     [HOGAN & HARTSON L.L.P. LETTERHEAD]



                                February 28, 2001


Board of Directors
CIENA Corporation
1201 Winterson Road
Linthicum, Maryland  21090

Gentlemen/Ladies:

                This opinion is being delivered to you in connection with the proposed merger of CO Acquisition Corp. ("Merger Sub"), a Delaware corporation and wholly-owned subsdiary of CIENA Corporation ("CIENA"), a Delaware corporation, with and into Cyras Systems, Inc. (the "Company"), a Delaware corporation, with the separate corporate existence of Merger Sub ceasing and the Company continuing as the surviving corporation (the "Merger"). The Merger will be consummated pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of December 18, 2000, by and among CIENA, Merger Sub and the Company.

                In connection with the preparation of this opinion, we have examined and with your consent relied upon factual representations and certifications (without any independent investigation or review thereof), including the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4, as amended to date, filed with the Securities and Exchange Commission (the "Registration Statement") and/or the Proxy Statement/Prospectus of CIENA and the Company; (3) representations and certifications made to us by CIENA; (4) representations and certifications made to us by the Company; (5) such other instruments and documents related to the formation, organization and operation of CIENA, Merger Sub and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.1/



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1/      All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless



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                            The Proposed Transaction

                Based solely upon our review of the documents set forth above, and upon such information as CIENA, Merger Sub and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

                CIENA is a leader in the rapidly growing intelligent optical networking equipment market and offers a comprehensive portfolio of products for communications service providers worldwide. Merger Sub was organized solely for the purpose of accomplishing the merger described below. The Company designs, develops and markets next generation optical networking solutions for telecommunications carriers.

                For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Merger Sub merge with and into the Company. Merger Sub's separate corporate existence will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of Merger Sub under Delaware corporate law.

                By virtue of the Merger, each share of Company Capital Stock issued and outstanding at the Effective Time will be converted into shares of CIENA Common Stock. Fractional shares of CIENA Common Stock will not be issued in the Merger. Rather, each holder of Company Capital Stock who would otherwise have been entitled to receive a fractional share will receive a cash payment in lieu thereof in an amount determined by multiplying (i) the per share closing price on NASDAQ of CIENA Common Stock on the Effective Time by (ii) the fractional share to which such holder would otherwise be entitled. Under Delaware law, Cyras stockholders are entitled to dissenters' rights of appraisal. Immediately following the Merger, CIENA intends to merge the Surviving Corporation with and into a limited liability company wholly owned by CIENA and disregarded for federal income tax purposes, provided that doing so will not jeopardize the status of the Merger, viewed separately or together with the merger of the Surviving Corporation


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otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the
"Code").



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with and into the limited liability company, as a reorganization for federal income tax purposes.

                         Assumptions and Representations

                In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

                1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

                3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

                4. The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of CIENA, Merger Sub and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

                    Opinion - Federal Income Tax Consequences

                Based upon and subject to the assumptions and qualifications set forth herein, our opinion as to the material federal income tax consequences of the Merger is included in the Registration Statement under the caption "Federal Income Tax Consequences" and we hereby confirm our opinion as set forth therein.


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CIENA Corporation
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February 28, 2001

                In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

                1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. CIENA has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

                2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company that may be relevant to particular classes of the Company shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

                3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Registration Statement or to any transaction



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whatsoever, including the Merger, if all the transactions described in the section captioned "The Proposed Transaction," the Agreement and the Registration Statement are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Federal Income Tax Consequences and the Legal Matters sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                            Sincerely yours,

                                            /s/ HOGAN & HARTSON L.L.P.

                                            HOGAN & HARTSON L.L.P.